EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS THIRD QUARTER 2005 RESULTS

CHERRY HILL, NJ, November 2, 2005 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced results for the quarter ended September 30, 2005.

Net revenues for the quarter ended September 30, 2005 were $16.4 million, an increase of 35% from the $12.2 million reported for the second quarter of 2005. Net income for the third quarter of 2005 was $393,000 or $0.04 per diluted share, compared to a net loss of $1.8 million or ($0.21) per diluted share for the second quarter of 2005. Results for the third quarter of 2005 include restructuring and other charges of approximately $28,000 related to inTEST's previously announced restructuring efforts compared to $320,000 or $0.04 per diluted share for the quarter ended June 30, 2005.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST commented, "Results for the third quarter were much stronger than expected due to increased demand. Profitability was ahead of plan in our Manipulator and Docking Hardware segment, due to the increased demand combined with a favorable product mix. Bookings increased to $16.7 million in the third quarter of 2005, up 37% from $12.2 million in the second quarter of 2005. Based on discussions with customers, we have found that certain programs were accelerated, resulting in demand being pulled in from future quarters. The organizational changes we made earlier in the year, combined with our streamlined supply chain, have allowed us to meet this demand. We cannot guarantee that bookings will continue at the third quarter rate, but we remain optimistic in our outlook for inTEST to achieve continued profitable growth."

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer of inTEST said, "All of our restructuring efforts are having the intended results, and we are seeing the benefits of those actions with our return to profitability in the third quarter. As a result of our improved financial results, our cash and cash equivalents increased to $6.7 million at the end of September. Based on current customer forecasts, we expect net revenues will be in the range of $13.5 million to $15.0 million for the quarter ending December 31, 2005, with financial results ranging from a pre-tax loss of $(0.05) per diluted share to pre-tax earnings of $0.05 per diluted share. This guidance is before any additional costs associated with our continued restructuring efforts."

Investor Conference Call / Webcast Details

inTEST will review third quarter 2005 results and discuss management's expectations for the fourth quarter of 2005 and current views of the industry today, Wednesday, November 2, 2005 at 5:00 p.m. EDT. The conference call will be available at www.intest.com and by telephone at (201) 689-8560. A replay of the call will be available immediately following the call through 11:59 p.m. EDT on Wednesday, November 9 at http://www.intest.com and by telephone at (201) 612-7415. The account number to access the replay is 3055 and the conference ID number is 172316. A transcript of the conference call will be filed as an exhibit to a Current Report on Form 8-K as soon as practicable after the conference call is completed.

About inTEST Corporation

inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation 856-424-6886, ext 201.
David Pasquale, 646-536-7006, or Abbas Qasim, 646-536-7014
Both of The Ruth Group, www.TheRuthGroup.com

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives; costs associated with compliance with Sarbanes Oxley and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

(Financials Attached)

SELECTED FINANCIAL DATA
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Nine Months Ended
	9/30/2005	9/30/2004	6/30/2005	9/30/2005	9/30/2004
Net revenues	$16,448	$19,509	$12,155	$39,288	$59,231
Gross margin	6,469	7,783	4,218	13,824	25,410
Operating expenses:
Selling expense	2,545	3,213	2,406	7,024	9,252
Engineering and product development expense	1,522	1,689	1,532	4,458	4,949
General and administrative expense	1,912	2,060	1,973	5,890	6,134
Restructuring and other charges	28	-	320	448	-
Operating income (loss)	462	821	(2,013)	(3,996)	5,075
Other income	54	36	101	194	90
Earnings (loss) before income taxes	516	857	(1,912)	(3,802)	5,165
Income tax expense (benefit)	123	(384)	(119)	10	421
Net earnings (loss)	393	1,241	(1,793)	(3,812)	4,744

Net earnings (loss) per share - basic	$0.05	$0.15	$(0.21)	$(0.44)	$0.56
Weighted average shares outstanding - basic	8,824	8,500	8,745	8,764	8,409

Net earnings (loss) per share - diluted	$0.04	$0.14	$(0.21)	$(0.44)	$0.54
Weighted average shares outstanding - diluted	8,912	8,902	8,745	8,764	8,777

Condensed Consolidated Balance Sheets Data:
	As of
	9/30/2005	6/30/2005	12/31/2004
Cash and cash equivalents	$ 6,724	$ 5,357	$ 7,686
Trade accounts and notes receivable, net	10,162	7,992	6,771
Inventories	7,137	8,722	9,401
Total current assets	24,872	22,542	25,430
Net property and equipment	4,244	4,597	4,554
Total assets	32,454	29,985	33,167
Accounts payable	4,207	3,063	2,102
Accrued expenses	4,356	4,127	4,327
Total current liabilities	9,011	7,675	7,002
Noncurrent liabilities	683	688	47
Total stockholders' equity	22,510	21,622	26,118